UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 30, 2008

Date of Report (Date of earliest event reported)

SILVERGRAPH INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-30951 Commission File No.	67-0695367 (I.R.S. Employer Identification No.)

11919 Burke Street, Santa Fe Springs, CA  90670-2507

(Address of principal executive offices)

562-693-3737

(Registrant’s telephone number)

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

In this report references to “Silvergraph” “we,” “us,” and “our” refer to Silvergraph International, Inc.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On April 30, 2008 Silvergraph issued 23,151,139 restricted shares of common stock to holders of notes payable in the aggregate amount of approximately $1,735,530.

On April 30, 2008, we issued an aggregate of 1,299,822 restricted shares of common stock to consultants in consideration for investor relations services and accounting services valued at approximately $104,000.

In each private transaction we believe each acquirer either had unrestricted access to detailed material information regarding our operations due to personal relationships with us or each acquirer was provided the same kind of information regarding our operations as would be available in a registration statement. We believe each possessed sufficient sophistication to evaluate the information provided and each was able to bear the economic risk of the transaction.  Also, we believe each acquirer:

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was aware that the securities had not been registered under federal securities laws;

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acquired the securities for his/her/its own account for investment purposes of the federal securities laws;

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understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition; and,

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was aware that the certificate representing the securities would bear a legend restricting its transfer.

We believe that, in light of the foregoing, the sale of our securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under 4(2) of the Securities Act, and the rules and regulations promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERGRAPH INTERNATIONAL, INC. By: /s/ James R. Simpson James R. Simpson, Chief Executive Officer	Date: May 5, 2008

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